EXHIBIT 99.1

PRESS RELEASE

CONTACT:	Rick J. Tremblay	Linda Seefeldt
	Chief Financial Officer	SVP – Director of Marketing
	913.451.8050	913.451.8050
	ricktremblay@goldbanc.com	lindaseefeldt@goldbanc.com	www.goldbank.com

FOR IMMEDIATE RELEASE

GOLD BANC COMPLETES SALE OF FIVE OKLAHOMA BRANCHES

Leawood, Kansas — 6/20/2005 (NASDAQ: GLDB) — Gold Bank, a subsidiary of Gold Banc Corporation, Inc. (“Gold Banc”), completed the previously announced sale of five central Oklahoma branches (El Reno, Enid, Hennessey, Kingfisher and Oklahoma City).

Olney Bancshares of Texas, Inc. is the purchaser of the five branches, which will operate as Rose Rock Bank.

Gold Bank has sold 24 rural banks in Kansas and Oklahoma, including the five branches being completed today, in efforts to realize its high-growth metropolitan market operating strategy.

“The completion of this sale is yet another step toward achievement of our long-term strategic goal—focusing on high-growth metropolitan markets,” explained Mick Aslin, President and Chief Executive Officer of Gold Banc. “Capital gained in these sales will be invested in our high-growth markets in Florida and the Kansas City metropolitan area. We continue to own and operate three Tulsa, Oklahoma locations and are pleased with our management team, growth and prospects in that market.”

The combined deposits of the five branches involved in the completed transactions are approximately $336.7 million, with total loans of approximately $345.5 million.

“Customers of these sold locations have come to expect a superior level of service from Gold Bank. We trust that the purchaser will provide our former customers the same level of quality service,” concluded Aslin.

Gold Banc will announce second quarter earnings after the close of business Wednesday July 13, 2005. The quarterly earnings conference call will be held at 7:30 a.m. CDT, Thursday July 14, 2005—dial in information for the conference call will be included in the earnings release.

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About Gold Banc

Gold Banc Corporation, Inc. is a financial holding company headquartered in Leawood, Kansas with over $4.1 billion in assets. Gold Banc provides banking and wealth management services in Florida, Kansas, Missouri, and Oklahoma through 33 banking locations. Gold Banc is traded on NASDAQ under the symbol GLDB.

Forward-Looking Statements

This release contains information and “forward-looking statements” which relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, but not limited to, those described in the periodic reports we file under the Securities Exchange Act of 1934 under the captions “Forward-Looking Statements” and “Factors That May Affect Future Results of Operations, Financial Condition or Business.” Because of these and other uncertainties, our actual results may be materially different from that indicated by these forward-looking statements. You should not place undue reliance on any forward-looking statements. We will not update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under the federal securities laws.